Exhibit 10.6.1

AMENDMENT OF LEASE

BETWEEN:	BROOKFIELD DENVER INC. a Colorado corporation 1625 Broadway, Suite 1500 Denver, Colorado 80202	(“Landlord”)

AND:	PATINA OIL & GAS CORPORATION a Delaware corporation 1625 Broadway, Suite 2000 Denver, Colorado 80202	(“Tenant”)

FOR PREMISES IN:	1625 Broadway Denver, Colorado 80202	(“Building”)

DATE:		(to be dated upon Landlord’s execution)

LANDLORD AND TENANT hereby agree as follows:

1.         In this Amendment of Lease (“Amendment”):

(a)       “Lease” means that certain Lease of Office Space between Landlord and Tenant dated December 21, 2000, and as amended by this Amendment of Lease dated of even date hereof, including all Exhibits attached to the foregoing, covering the Premises.

(b)      “Initial Premises” means 28,628 rentable square feet, more or less, on the nineteenth (19th) and twentieth (20th) floors of the Building, as set out in the Lease.

(c)       “Additional Premises” means 7,110 rentable square feet on the twenty-first (21st) floor of the Building, as shown on the attached Exhibit 1.

(d)      “Premises” for all purposes hereafter the Premises shall collectively be deemed the Initial Premises and Additional Premises, consisting of 35,738 square feet of space.

(e)       “Additional Premises Delivery Date” shall mean December 1, 2001.

(f)       “Additional Premises Commencement Date” shall mean December 1, 2001.

(g)      “Additional Premises Term” means four (4) years, commencing on the Additional Premises Commencement Date and expiring on November 30, 2005, coterminous with the Lease.

(h)      All other words and phrases, unless otherwise defined herein, have the meanings attributed to them in the Lease.

2.         Additional Premises. Tenant shall have the right to enter the Additional Premises on the Additional Premises Delivery Date to perform such alterations as are necessary or desirable to prepare the Additional Premises for Tenant’s use and occupancy. Such entry shall be on all the terms and conditions of the Lease except for Rent (which shall not commence to accrue until the Additional Premises Commencement Date). Subject to Paragraph 5 below, Tenant shall be deemed to have examined and accepted the Additional Premises in its “as-is” condition as of the Additional Premises Deliver Date for commencement of its Additional Premises Improvements (described in Paragraph 5 below). Upon the Additional Premises Commencement Date, Tenant accepts the lease of the Additional Premises to have and to hold during the Additional Premises Term, on the same terms and conditions as are contained in the Lease except as herein otherwise provided herein.

3.         Annual Rent. Effective on the Additional Premises Commencement Date, Section 4.01 of the Lease is hereby deleted and replaced with the following:

“4.01   Annual Rent. Tenant shall pay to Landlord as Annual Rent for the Premises, payable in advance and without notice, commencing on December 1, 2001 and on the first (1st) day of each calendar month and in the following amounts for the time periods respectively set forth below:

(a)       effective on December 1, 2001 and continuing through February 28, 2002, Tenant shall pay to Landlord for the Initial Premises, the sum of $469,499.16 per annum, based upon $16.40 per rentable square feet in the Initial Premises, payable in equal monthly installments of $39,124.93, and then

(b)       effective on March 1, 2002 and continuing through November 30, 2003, Tenant shall pay to Landlord for the Premises, the sum of $586,103.16 per annum, based upon $16.40 per rentable square feet in the Premises, payable in equal monthly installments of $48,841.93, and then

(c)       effective on December 1, 2003 and continuing through November 30, 2005, Tenant shall pay to Landlord for the Premises, the sum of $657,579.24 per annum, based upon $18.40 per rentable square feet in the Premises, payable in equal monthly installments of $54,798.27.

Provided Tenant is not in default under the terms and conditions of this Lease, for the period commencing on the Additional Premises Commencement Date and continuing through February 28, 2002, Tenant shall not be obligated for the payment of Annual Rent and Occupancy Costs for the Additional Premises. In the event Tenant is in default, Tenant shall be obligated for the Annual Rent provided for in Section 4.01(b) above.”

4.         Occupancy Costs. Except as provided for in Paragraph 3 above, effective on the Additional Premises Commencement Date, Tenant shall pay as additional Rent Occupancy Costs in respect of the Additional Premises at the times and in the manner as payments of Occupancy Costs are to be made pursuant to Section 4.02 of the Lease, which are estimated to be $8.52 per rentable square foot (2001 calendar year). Nothing herein shall prevent Tenant from continuing its obligations to pay its share of Occupancy Costs in respect of the Initial Premises as provided in the Lease.

5.         Additional Space Improvement Allowance. Prior to the Additional Premises Commencement Date, Landlord hereby agrees to have the carpet cleaned within the Additional Premises. In addition, Landlord shall provide to Tenant an improvement allowance (the “Allowance”) in an amount not to exceed $56,880.00 for the contribution toward the cost of Tenant’s design, engineering, and construction of real property improvements within the Additional Premises (“Additional Premises Improvements”) to be completed on or before December 15, 2002. In addition to the Allowance, Tenant shall have the right to apply any unused portion of the Tenant Improvement Allowance, as defined in Section 22.01 of the Lease, towards the Additional Premises Improvements which exceed the Allowance. Any remaining amounts of the Tenant Improvement Allowance not applied to the Improvements shall be applied pursuant to Section 22.01 of the Lease. All Additional Premises Improvements shall be in accordance with a mutually agreed upon space plan (“Space Plan”). Any changes to the Space Place shall require Landlord’s approval, which shall not be unreasonably withheld. Tenant shall be responsible for any costs in excess of the Allowance.

Tenant shall coordinate the construction. The Allowance shall be disbursed on behalf of Tenant in accordance with the following procedure. Tenant shall, from time to time, approve and submit Tenant’s contractor’s paid invoices and lien waivers to Landlord for reimbursement up to the maximum of the Allowance, which Landlord shall reimburse to Tenant within approximately forty-five (45) days after receipt of same from Tenant. All requests for reimbursement in connection with the completion of the Additional Premises Improvements shall be submitted by Tenant to Landlord on a timely basis, but in no case later than December 15, 2002.

Provided Tenant has notified Landlord in writing and is not in default hereunder, and a portion of the Allowance still remains unspent after the completion of the Additional Premises Improvements, Landlord shall issue a credit (not to exceed $4.00 per rentable square foot of space in the Additional Premises) to Tenant against the next successive months’ Annual Rent to be paid under the Lease in an amount equal to the unspent Allowance. However, in no event shall this credit be applicable after December 15, 2002.

6.         Parking. In addition to the parking provided in Article 23.00 of the Lease, Tenant shall have the option exercisable no later than the Additional Premises Commencement Date to rent one (1) additional unreserved guaranteed parking space underneath the Building at rates set by Landlord from time to time. The current monthly rental rate is $185.00 per space.

Tenant shall have the option exercisable no later than the Additional Premises Commencement Date to rent four (4) additional unreserved guaranteed parking spaces at the 15th and Tremont Parking Garage, located at 15th and Tremont streets, at rates set by Landlord from time to time. The current monthly rental rate is $130.00 per space.

In the event Tenant fails to exercise the above options no later than the Additional Premises Commencement Date or discontinues the use or payment for any of the above guaranteed parking spaces for a period of thirty (30) days or more, such spaces shall no longer be deemed guaranteed nor available and shall return to Landlord as its available inventory. Tenant may again rent such forfeited spaces subject to Landlord’s standard month-to-month policy.

7.         Confirmation of Existing Terms. Except as specifically provided herein, the terms and conditions of the Lease are confirmed and continue in full force and effect.

8.         Binding Effect. This Amendment shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.

9.         Conflicting Terms. In the event of any conflicts between the provisions of the Lease and the provisions of this Amendment, this Amendment shall control.

10.      Effective Date. This Amendment shall be effective only on such date as Landlord and Tenant both execute this Amendment.

IN WITNESS OF THIS AMENDMENT OF LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD: BROOKFIELD DENVER INC., a Colorado corporation		TENANT: PATINA OIL & GAS CORPORATION a Delaware corporation
By	/s/ Richard A. Czoski	By	/s/ David J. Kornder

Name	Richard A. Czoski	Name	David J. Kornder

Title	Vice President	Title	Exec. V.P./ Chief Financial Officer

By	/s/ David W. Morrison	By

Name	David W. Morrison	Name

Title	Vice President	Title

4